SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant                              |X|

Filed by a Party other than the Registrant           | |

Check the appropriate box:

|X|      Preliminary Proxy Statement
| |      Definitive Proxy Statement
| |      Definitive Additional Materials
| |      Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                           FIRST SECURITY CORPORATION
                (Name of Registrant as Specified In Its Charter)

                                     (same)
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

|X|      No fee required.
| |      $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
         or 14a-6(j)(2).
| | $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
| | Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1)       Title of each class of securities to which transaction
                  applies:  n/a
         2)       Aggregate number of securities to which transaction
                  applies:  n/a
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1) n/a
         4)       Proposed maximum aggregate value of transaction:
                               ------------------

(1)Set forth the amount on which the filing fee is calculated and state how it was determined.

| | Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:
         2)       Form, Schedule or Registration Statement No.:
         3)       Filing Party:
         4)       Date Filed:

                           FIRST SECURITY CORPORATION
                              79 South Main Street
                           Salt Lake City, Utah 84111

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                 To Be Held Monday, April 27, 1998 at 3:00 P.M.

         Pursuant to the Bylaws of First Security Corporation ("the Company"), we are pleased to invite all of the Company's Shareholders to the Company's Annual Shareholders Meeting, which will be held in the Empire Room of the Joseph Smith Memorial Building located at 15 East South Temple Street, Salt Lake City, Utah on Monday, April 27 1998, at 3:00 p.m. for the following purposes:

         1.       To elect a Board of Directors to serve for the ensuing year;

         2. To consider and vote on the proposed increase in the number of authorized shares of common stock that can be issued by the company, from the present 300,000,000 shares to a new level of 600,000,000 shares.

         3.       To transact  such other  business  as may be properly  brought
                  before  the  Annual   Meeting   or  at  any   adjournment   or
                  postponement thereof.

         The close of business on Monday, March 9, 1998, was fixed by the Board of Directors as the Record Date for the determination of the Shareholders entitled to notice of and to vote at the 1998 Annual Meeting. In accordance with Delaware law, a list of the Company's Shareholders entitled to vote at the 1998 Annual Meeting will be available for examination at the offices of the Company, 2nd Floor, 79 South Main Street, Salt Lake City, Utah 84111, for ten business days prior to the Annual Meeting, between the hours of 9:00 a.m. and 5:00 p.m., and during the Annual Meeting.

         The 1998 Annual Meeting is expected to conclude before 4:30 p.m. so that a Board of Directors meeting can be held in the afternoon. We hope you will attend the Annual Meeting.

         Whether or not you expect to attend, please immediately sign and complete the enclosed Proxy Designation and Instruction Card ("proxy") and return it in the envelope provided so that your shares may be represented at the Annual Meeting. No postage is required if a proxy is mailed in the United States. If you own both Common Stock and Cumulative Convertible Preferred Stock, please sign and return both proxies. If a majority of outstanding shares is not present at the Meeting either in person or by proxy, the Meeting must be adjourned without conducting business, and additional expense will be incurred to resolict the Shareholders for a new Meeting date.

         Sent to you with this Notice and the accompanying Proxy Statement is the Company's 1997 Annual Report to Shareholders, which contains the audited financial statements of the Company and certain other information about the Company and its 1997 operating results.

                                        BY ORDER OF THE BOARD OF DIRECTORS
Dated:  March 15, 1998
                                        /s/ BRAD D. HARDY
                                            -------------------------------
                                            BRAD D. HARDY
                                            Executive Vice President, General
                                            Counsel and Secretary of the Company

                                 PROXY STATEMENT

                                 March 15, 1998


                                TABLE OF CONTENTS

                                                                           Page

GENERAL INFORMATION FOR SHAREHOLDERS........................................ 1
LAST YEAR'S (April 21, 1997) ANNUAL MEETING................................. 4
INDEPENDENT AUDITORS........................................................ 4
MANAGEMENT OF THE COMPANY................................................... 4
         Board of Directors................................................. 4
         Executive Officers................................................. 5
COMPENSATION OF MANAGEMENT.................................................. 7
         Director Compensation.............................................. 7
         Summary of Compensation To Certain Executive Officers.............. 9
         Company Contributions to Employee Savings
         Plan and Salary Deferral Agreements.................................9
         Stock Options and Similar Awards to Management.....................10
         Retirement Benefits................................................12
         Compensation Committee Report on Executive Compensation............12
         Compensation Committee Interlocks and Insider Participation........14
CERTAIN TRANSACTIONS BY AND WITH MANAGEMENT AND OTHERS......................15
         Directors' and Officers' Liability Insurance.......................15
         Credit Extensions..................................................15
         Compliance with Section 16 Reporting Obligations...................15
         Employment Agreements..............................................16
PRINCIPAL SHAREHOLDERS......................................................16
COMPARATIVE PERFORMANCE OF THE COMPANY'S COMMON STOCK.......................17
PROPOSALS FOR SHAREHOLDER ACTION............................................19
         1.Election of Directors............................................19
         2.Proposed Increase in the number of authorized shares.............22
OTHER BUSINESS..............................................................2?
DEADLINE FOR SHAREHOLDER PROPOSALS..........................................2?


GENERAL INFORMATION FOR SHAREHOLDERS

         This Proxy Statement is furnished to its Shareholders by First Security Corporation, a Delaware corporation (hereinafter called the "Company"), in connection with the solicitation by the current Board of Directors of proxies for use at the Annual Meeting of Shareholders to be held in the Empire Room of the Joseph Smith Memorial Building at 15 East South Temple Street, Salt Lake
City, Utah, on Monday, April 27, 1998 at 3:00 p.m., and at any and all adjournments thereof.

         A Proxy Designation and Instruction Card ("Proxy" "or Proxy Card") for your use in connection with the Annual Meeting is enclosed. If you own both Common Stock and Cumulative Convertible Preferred Stock, you should have received two Proxy Cards and you are requested to date and sign both of these Proxy Cards, and return them in the envelope provided.

Voting Securities

         The Board of Directors has fixed the close of business on March 9, 1998 as the Record Date for determination of shareholders entitled to notice of and to vote at the 1998 Annual Meeting (the "Record Date"). As of the Record Date, there were issued and outstanding ##,###,### shares of Common Stock and ##,### shares of $3.15 Series "A" Cumulative Convertible Preferred Stock ("Preferred Stock"). The holders of record of the shares of the Company's Common Stock and of shares of the Company's Preferred Stock on the Record Date entitled to be voted at the Annual Meeting are entitled to cast one vote per share on each matter submitted to a vote at the Annual Meeting. All share numbers and all other share numbers used in this Proxy Statement, reflect the three-for-two stock split effected by means of a stock dividend of one new share for each two shares held as of February 12, 1998.

         As of August 28, 1989, the Company adopted a Shareholder Rights Agreement ("the Plan") and the Board of Directors of the Company on that date
(a) declared a dividend of one "Right" for each share of Common Stock held of record as of the close of business on September 8, 1989, and (b) authorized the issuance of one Right to attach to each share of Common Stock issued after September 8, 1989, and prior to the occurrence of certain events described in the Plan. Each Right entitles the registered holder to purchase from the Company a unit consisting of one-thousandth of a share of Junior Series B Preferred Stock at a purchase price of $19.75 per unit. The Rights are attached to all Common Stock certificates that were outstanding on September 8, 1989, or have been issued since that date, and no separate Rights Certificates have been or will be distributed until the occurrence of certain events described in the Rights Agreement. Until such separation, no Right may be exercised or traded separately from the Common Stock certificate to which it is attached. Following separation, the Rights may, depending upon the occurrence of certain events described in the Rights Agreement, entitle the holders thereof to either purchase or receive additional shares of Common Stock. The Rights will expire at the close of business on August 28, 1999, unless earlier redeemed by the Company in accordance with the terms of the Plan.

Proxies

         Shares of Preferred Stock and Common Stock which are entitled to be voted at the Annual Meeting and which are represented by properly executed Proxies will be voted in accordance with the instructions indicated on such Proxies. If no instructions are indicated, such shares will be voted FOR the election of each of the Director nominees; and, in the discretion of the designated Proxy holders, as to any other matters that may properly come before the Annual Meeting.

         Any Shareholder signing and delivering a Proxy has the power to revoke it at any time before the vote at the Annual Meeting (a) by notifying the Secretary of the Company in writing prior to 3:00 p.m. M.S.T. on April 27, 1998,
(b) by signing and dating a later Proxy and submitting the new Proxy in time to be counted for the Annual Meeting, or (c) by attending the Annual Meeting and voting contrary to the submitted Proxy at the time votes are requested.

         A Shareholder may designate someone other than the designated person(s) named on the Proxy Card as his authorized agent to vote at the 1998 Annual Meeting, by crossing out the names of all of the designated person(s) printed on the Proxy Card and by writing in the name of another person or persons (not more than two) to act as agent for the Shareholder in voting his shares. Such a special designation signed by the Shareholder(s) must be presented at the Annual Meeting by the person or persons designated on the Proxy Card.

         For Shareholders participating in the Dividend Reinvestment Plan offered by the Company, the Plan will vote all shares of First Security Common Stock that it holds for a participant's account in accordance with the Proxy Card returned by the participant with respect to the shares of Common Stock that the participant holds of record. If a participant in the Dividend Reinvestment Plan fails to sign and return a Proxy Card, the participant's shares held in the Plan will not be voted at all, nor will they be considered present at the 1998 Annual Meeting.

         The cost of preparing, assembling and mailing this Proxy Statement and related materials will be borne by the Company. The solicitation of Proxies by the Directors is being made by mail, and may also be made by agents of the Company, in person, by telephone, or by mail. No additional compensation will be given to employees or Directors for such solicitation. Non-employee agents may be retained to assist in the Proxy solicitation process at a cost to the Company, if any, not expected to exceed $30,000. Custodians of securities held for Shareholders of record (for example, banks, brokers, etc.) may be paid their reasonable out-of-pocket expenses incurred in forwarding Proxy Cards and this Proxy Statement to Shareholders.

         This Proxy Statement and the enclosed form of Proxy are being mailed to Shareholders beginning on March 16, 1998. Mailed together with this Proxy Statement is a copy of the Company's 1997 Annual Report to Shareholders. Shareholders who do not receive a copy of the 1997 Annual Report with this Proxy Statement, or who desire extra copies, should contact the Company at (801) 246-5048.

Votes Required For Action to be Taken at the 1998 Annual Meeting

         A majority of the share votes entitled to be cast at the Annual Meeting (legal ownership of outstanding shares as of the Record Date) must be present in person or by Proxy for a quorum to exist at the Annual Meeting. Abstentions and broker non-votes are counted "present" for determining the presence or absence of a quorum for the transaction of business.

         In the election of Directors, the twenty (20) nominees receiving the highest number of votes cast in their favor will be elected as the Board of Directors of the Company for the 1998-99 period until the 1999 Annual
Shareholders' Meeting. Accordingly, abstentions and broker non-votes will not affect the outcome of the election of Directors. In voting on the proposed amenment to the certificate of incorporation to increase number of authorized common shares, a Majority of the shareholders present at the meeting must vote in favor of the plan. Abstentions and broker non-votes will have the effect of a "no" vote.

         Holders of shares of Preferred Stock and Common Stock are entitled to one vote at the Annual Meeting for each share held of record at the Record Date.

LAST YEAR'S (April 21, 1997) ANNUAL MEETING

         The 1997 Annual Meeting of the Shareholders was held on April 21, 1997 in Salt Lake City, Utah. There were ##,###,### shares of Common Stock and #,### shares of Preferred Stock represented at the 1997 Annual Meeting in person or by proxy, which shares constituted a legal quorum. Each of the nominees to the Board of Directors presented to the 1997 Annual Meeting was voted upon separately, and each was elected by the affirmative vote of more than ##% of the shares present and voting. The proposal for shareholder action set out in last year's Proxy Statement was also approved by the vote of more than ##% of the shares present and voting at the 1997 Annual Meeting.

INDEPENDENT AUDITORS

         The Board of Directors has appointed Deloitte & Touche as the independent auditors to examine the accounts of the Company and its subsidiaries for the 1998 calendar year. This firm or a predecessor firm has audited the Company's accounts since at least 1940 and is one of the largest and best-known firms of independent certified public accountants. Deloitte & Touche rotates its personnel assigned to First Security Corporation at least once every seven years, with assignments beyond three years of supervising partners responsible for the First Security Corporation engagement reviewed and approved in advance by the Audit Committee. A partner in Deloitte & Touche will be in attendance at the 1998 Annual Meeting to make a statement on behalf of the firm if he so desires and to answer appropriate questions, if any, from Shareholders.

MANAGEMENT OF THE COMPANY

Board of Directors

         The business of the Company is managed under the direction of its Board of Directors. The Board has responsibility for establishing broad corporate policies, for the overall performance of the Company and for the election and compensation of officers of the Company. It is not, however, involved in managing the Company and its operating units on a day-to-day basis. The Board is kept advised of the Company's operations and results through regular written reports from, and discussions with, the Chairman, the President, the Chief Financial Officer and other executive officers of the Company.

         The Board of Directors meets regularly during the year to review significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings when one or more important matters requires Board action between scheduled meetings. Executive officers responsible for significant operations or supervisory activities are frequently invited to meet with the Board of Directors to discuss their areas of responsibility

         As disclosed to the Company, at year end the current Directors of the company (including any new nominees to be voted on for the first time at the 1998 Annual Meeting) beneficially owned as a group ___________ shares, or approximately ____% of the Company's outstanding Common Stock, including #,###.### option shares exercisable within 60 days but which were unexercised, and including ___________ shares beneficially owned by Dr. Chase Peterson,the Company's Honorary Director,and ______ stock equivalency units held in his deferred compensation account. All share numbers, and all other share numbers used in this Proxy statement, reflect the three-for-two stock split effected by means of a stock dividend of one new share for each two shares held as of February 12, 1998.

         The  Board  of  Directors  held  four (4)  meetings  during  1997.  All
Directors attended all of the Board meetings except Messrs. Evans, Parker and Mrs. Huntsman, who each attended three (3) of the meetings, and Mr. Maloof, who attended two (2) of the meetings.

         The Executive Committee of the Board of Directors exercises the powers of the Board in the management of the business and affairs of the Company between Board of Directors meetings or when the Board could not reasonably or timely be convened. The Executive Committee keeps regular minutes of its meetings and reports to the Board of Directors at the regular meetings of the Board. The Executive Committee met twelve (12) times during 1997. Messrs. Brady, Eccles and Heiner attended all of the meetings; Messrs. Beardall, Dee attended eleven; Mr. Evans attended ten; and Mr. Parker attended eight.

         The Audit Committee of the Board, which met four (4) times during 1997, reports to the Board of Directors with respect to various auditing and accounting matters, the scope of audit procedures, the performance of the internal auditors and examiners, and accounting and compliance practices of the Company. All members of the Audit Committee attended all of the scheduled meetings, except Mr. Parker who attended three (3) of the meetings.

         The Compensation Committee administers the various incentive award and equity plans of the Company on behalf of the Board of Directors. The Compensation Committee also determines compensation for the Executive Officers of the Company who serve on the Management Committee (Messrs. Caughlin, Eccles, Evans, Hardy, Howell, McMurray, Nelson and Ulbrich). The Compensation Committee met three times during 1997. All members of the Committee attended all of these meetings except Dr. Smith, who attended two (2) of the meetings.

         The Nominating Committee selects and nominates candidates to fill vacancies on the Board of Directors and proposes these nominees to the Board of Directors and to the Shareholders. This Committee is willing to consider nominees for future election to the Board of Directors, and Shareholders may submit in writing the names and qualifications of proposed nominees to the Secretary of the Company. The Nominating Committee meets as needed. The membership in the Nominating Committee is the same as for the Executive Committee. The Nominating Committee met for the first time in January, 1998.

         Honorary Directors are provided information about the Company on the same basis as regular Directors, and are invited to meetings of the Board of Directors, although Honorary Directors do not vote on any matter before the Board. Currently Dr. Chase N. Petersen is serving as Honorary Director of the Company. He beneficially owned 758 shares, respectively, of the Company's Common Stock at year-end 1997.

Executive Officers

         Set forth on Table 1, below, are the names, ages, primary areas of responsibility, and economic and beneficial stock ownership (as of December 31, 1997) of the Company's Executive Officers except Messrs. Eccles (Chairman and Chief Executive Officer) and Evans (President and Chief Operating Officer), whose biographical and share ownership information is found with the other Director nominees later in this Proxy Statement. Executive Officers serve at the pleasure of the Board of Directors, although as disclosed later in this Proxy Statement, certain Executive Officers have entered into agreements governing the termination of their employment with the Company.

                                     Table 1
                Executive Officers of First Security Corporation

         All share numbers, and all other share numbers used in this Proxy statement, reflect the three-for-two stock split effected by means of a stock dividend of one new share for each two shares held as of February 12, 1998.

Jay S. Bachman, 47, is a Senior Vice President for the Company. Previously Mr. Bachman held the title of Treasurer. At year-end 1997, Mr. Bachman was the beneficial owner of 37,895 shares of Common Stock, including 31,060 option shares exercisable within 60 days, but not yet exercised, 4,231 shares held in his account in the Company's Incentive Savings Plan and 504 stock equivalency units held in his deferred compensation account.

Michael S. Caughlin, 44, is Executive Vice President-Technology and Processing Services of the Company, member of the Company's Management Committee and is a Director of First Security Bank, N.A. At year-end 1997, Mr. Caughlin beneficially owned 78,312 shares of Common Stock, including 7,261 option shares exercisable within 60 days, but not yet exercised, and 0 stock equivalency units held in his deferred compensation account.

David R. Golden, 40, is Executive Vice President of Risk Management of the Company. Previously, Mr. Golden was a Vice President and Manager of Administration of First Security Bank of Utah, N.A. At year-end 1997, Mr. Golden beneficially owned 8,073 shares of Common Stock, including 4,500 option shares exercisable within 60 days, but not yet exercised, and 3573 shares held by him in the Company's Incentive Savings Plan and 0 stock equivalency units held in his deferred compensation account.

Brad D. Hardy, 43, is Executive Vice President-Corporate Services, General Counsel, Secretary of the Company, member of the Company's Management Committee and a Director of First Security Bank, N.A. Previously, Mr. Hardy was a shareholder and Director of Ray, Quinney & Nebeker (law firm). At year-end 1997, Mr. Hardy beneficially owned 67,344 shares of Common Stock, including 64,998 option shares exercisable within 60 days, but not yet exercised, and 1,395 shares held by him in the Company's Incentive Savings Plan and ### stock equivalency units held in his deferred compensation account.

Mark D. Howell, 44, is Executive Vice President-Business Lending Services of the Company, member of the Company's Management Committee and a Director of First Security Bank, N.A. At year-end 1997, Mr. Howell beneficially owned 145,933 shares of Common Stock, including 140,314 option shares exercisable within 60 days, but not yet exercised, and 5,005 shares held in his account in the Company's Incentive Savings Plan and 613 stock equivalency units held in his deferred compensation account. These share numbers do not include 17,922 shares of the Company's Common Stock held by a revocable trust as to which Mr. Howell is a named beneficiary upon the death of the currently living trustor, and as to which Mr. Howell disclaims any beneficial interest.

Kelly K. Matthews, 52, is Executive Vice President (Economist). At year-end 1997, Mr. Matthews was the beneficial owner of 39,307 shares of Common Stock, including 31,069 option shares exercisable within 60 days, but not yet exercised, and 28,294 shares held in his account in the Company's Incentive Savings Plan and 0 stock equivalency units held in his deferred compensation account.

J. Patrick McMurray, 49, is Executive Vice President-Community Banking Services of the Company, and also serves as President and Chief Executive Officer of First Security of Idaho, as Chairman of First Security Bank of Nevada , and as a member of the Company's Management Committee. At year-end 1997, he was the beneficial owner of 385,985 shares of Common Stock, including 324,628 option shares exercisable within sixty days of the Record Date, but not yet exercised, and 28,834 shares held in his account in the Company's Incentive Savings Plan
(401K) and 0 stock equivalency units held in his deferred compensation account. This number of shares is approximately ##% of the total outstanding shares of Common Stock at the Record Date.

L. Scott Nelson, 58, is Executive Vice President-Retail Lending Services of the Company, and also serves as Chairman of First Security Bank, N.A. and of First Security Bank of New Mexico, N.A., and as a member of the Company's Management Committee. At year-end 1997, he was the beneficial owner of 629,609 shares of Common Stock including certain shares held by Mr. Nelson's spouse in her own name, and including 596,538 option shares exercisable within 60 days, but not yet exercised, and 11,748 shares held in his account in the Company's Incentive Savings Plan and 0 stock equivalency units held in his deferred compensation account. This total number of shares is approximately 0.4% of the total outstanding shares of Common Stock at the Record Date.

Leslie F. Paskett, 52, is Senior Vice President and Comptroller. At year-end 1997, he was the beneficial owner of 74,840 shares of Common Stock, including 62,077 option shares exercisable within 60 days, but not yet exercised, and 8,170 shares held in his account in the Company's Incentive Savings Plan and 211 stock equivalency units held in his deferred compensation account.

Dennis G. Reeves, 57, is Senior Vice President and Chief Auditor of the Company. At year-end 1997, Mr. Reeves was the beneficial owner of 19,695 shares of Common Stock, including 16,866 option shares exercisable within 60 days, but not yet exercised, and 1311 shares held in his account in the Company's Incentive Savings Plan and 168 stock equivalency units held in his deferred compensation account.

Scott C. Ulbrich, 42, is Executive Vice President-Finance and Capital Markets, is Chief Financial Officer of the Company, member of the Company's Management Committee and is a Director and Cashier of First Security Bank N.A. At year-end 1997, he was the beneficial owner of 203,256 shares of Common Stock, including 189,569 option shares exercisable within 60 days, but not yet exercised, and 2,158 shares held in his account in the Company's Incentive Savings Plan and 0 stock equivalency units held in his deferred compensation account.

Alonzo W. Watson, Jr., 74, is Assistant Secretary of the Company, and is a shareholder and Director of Ray, Quinney & Nebeker (law firm). At year-end 1997, he was the beneficial owner of 2,216.90 shares of Common Stock, which does not include ________ shares as to which Mr. Watson holds voting and investment power as Personal Representative of the Estate of Mrs. George S. Eccles; does not include 1,566,137 shares held by the George S. and Dolores Dore Eccles Foundation, of which Mr. Watson is a director; does not include 91,175 shares held by the Marriner S. Eccles Charitable Trust, of which Mr. Watson is an Advisory Director; and does not include 222,000 shares of the Company's Common Stock owned by the Nora Eccles Treadwell Foundation, as to which Mr. Watson serves as a Director and disclaims beneficial ownership; but does include certain shares held by Mr. Watson's spouse in her own name. Mr. Watson held _____ stock equivalency units in his deferred compensation account.

David R. Wilson, 57, is an Executive Vice President of the Company's Capital Markets and Treasury operations. At year-end 1997, he was the beneficial owner of 99,563 shares of Common Stock including 86,551 option shares exercisable within 60 days, but not yet exercised, and 8097 shares held in his account in the Company's Incentive Savings Plan and 1,513 stock equivalency units held in his deferred compensation account.

         Based on their disclosed share holdings at December 31, 1997, all of the Company's Executive Officers as a group (_________ (__) persons, including Messrs. Eccles and Evans, whose stock holdings are described in the Election of

Directors section, below), beneficially owned a total of ____________ shares, or approximately ____%, of the Company's Common Stock (including 1,789,789 shares subject to unexercised options exercisable within 60 days), ________ shares held in accounts in the Company's Incentive Savings Plan, and _____ shares, or approximately ____%, of the Company's Preferred Stock, and _______ stock equivalency units held in their deferred compensation account, or approximately __% or the Company's Common Stock.

COMPENSATION OF MANAGEMENT

Director Compensation

         Cash Compensation. During 1997, a cash retainer of $12,000 was paid to each Director, as well as a $1,000 fee for attendance at each meeting of the Board of Directors (or a fee of $300.00 for each scheduled meeting not attended). Director compensation is paid in four quarterly installments in arrears to those Directors who do not defer their compensation, as described below, but the full amount of the retainer is paid in advance at the start of the year for those Directors who defer their compensation as described below. Messrs. Eccles and Evans do not receive the annual retainer, but they are paid the per meeting fees. The Bylaws permit payment of Directors' expenses incurred in travelling to and attending Board of Directors meetings.

         Directors of the Company who are not Executive Officers may enter into a compensation deferral agreement with the Company whereby the payment of retainers and fees otherwise receivable by a Director for service as a Director may be deferred and held in an account for the benefit of the Director. The Director may choose whether this deferred compensation will be invested in stock equivalency units or earn interest at a predetermined rate. A Director selecting stock equivalency units will be credited with that number of stock equivalency units equal to the result of dividing the total amount of deferred compensation in the Director's account on the Annual Evaluation Date (usually May 1) by the market price of the Company's common stock on that date. Moreover, additions are made to the Director's account to represent the value of dividends that otherwise would be paid on the stock equivalent units if they were actual shares of common stock. A Director electing to earn interest only will have interest added annually on the Valuation Date at a rate equal to the Company's cost of funds for the applicable period. Directors may choose a lump sum cash distribution upon retirement from the Board of Directors or a periodic distribution program which could involve up to ten annual cash payment installments. Amounts remaining in a Director's deferral account during any term of periodic distributions will continue to be revalued annually.

         Additional per meeting fees of $1,000 were paid in 1997 to Directors who were members of the Audit Committee and the Compensation Committee, with the Chairmen of these committees being paid an annual retainer of $2,000 in addition to the per meeting fees. Directors who were members of the Executive Committee and who are not Executive Officers of the Company were paid an additional fee of $15,000 annually. Committee members who do not attend a meeting will get no compensation for the missed committee meeting. These additional fees for Directors' committee service may be deferred in the same manner (discussed above) as are regular Directors' fees.

         Honorary Directors are paid $1,000 per Board of Directors' Meeting that they attend and $300 per Directors' Meeting not attended.

         Director Stock Options. Each Non-Employee Director elected at the 1995 Annual Shareholders Meeting was granted, as of May 1, 1995, an Option to purchase 3,000 shares of the Company's common stock. Thereafter, on May 1 immediately following the date as of which a new Non-Employee Director is first elected to the Board of Directors, such new Non-Employee Director will be granted an Option to purchase a number of shares of Company common stock which corresponds to the remaining vesting period for any pre-existing as yet unvested Director Options. If a Non-Employee Director remains a Director through the three-year vesting period of an Option, that Director automatically will be granted another Option to purchase an additional 3,000 shares of Company common stock vesting over another three year period.

         Each Option vests 33 1/3% (normally 1,000 shares) per year over a vesting term of three (3) years from the date of grant. Persons who are first elected as a Non-Employee Director after the beginning of a three (3) year vesting period for Options granted to pre-existing Non-Employee Directors will receive an Option for fewer shares and with a shortened vesting schedule to coincide with the operation of the then pending three (3) year vesting period applicable to the pre-existing Non-Employee Directors' Options.

         The term of each Option is ten years from the date the Option is granted, subject to earlier termination under specified circumstances. Options become immediately exercisable in full for their full term upon (i) the death or disability of the Director, or (ii) the liquidation, dissolution, merger, consolidation or reorganization of the Company. Upon a Director's retirement from the Board of Directors or an unsuccessful attempt by a Director to win re-election to the Board, the Director's Options will be honored strictly according to their terms.

         Once vested, lifetime transfers of options are allowed, subject to approval of legal counsel to the Company; options are transferred by will or laws of descent and distribution.

         The exercise price per share of an Option will be equal to the fair market value per share of Common Stock on the Grant Date. The fair market value per share of Common Stock on any date is equal to the Last Sale price per share of the Company's common stock as reported on the NASDAQ National Market System on the date immediately preceding such date or, in the event such immediately preceding date is not a day on which the NASDAQ National Market System is operating, the next previous date on which the NASDAQ National Market System was operating.

Summary of Compensation to Certain Executive Officers

         Set out in Table 2, below, is a Summary Compensation Table showing the various elements of compensation earned during 1997 and during the previous two years by the Company's Chief Executive Officer and the next five highest paid Executive Officers (whose compensation for each year was determined for this purpose on the same basis as for the Chief Executive Officer):

         All share numbers, and all other share numbers used in this Proxy statement, reflect the three-for-two stock split effected by means of a stock dividend of one new share for each two shares held as of February 12, 1998.

                                                        Table 2
                                               Summary Compensation Table
=========================================================================== ====================================================
                           ANNUAL COMPENSATION                                            LONG-TERM COMPENSATION
                                                                                                  AWARDS
=========================================================================== ====================================================
------------------------------------- --------- ------------- ------------- ------------------ ------------ ====================
            Name and                    Year         Salary(1)   Bonus(2)      Restricted       Options/         All Other
       Principal Position                                ($)       ($)            Stock           SARs(3)      Compensation(4)
                                                                                Award(s)           (#)              ($)
                                                                                   ($)
------------------------------------- --------- ------------- ------------- ------------------ ------------ ====================
Spencer F. Eccles,                      1997         550,015       218,858         -0-           106,704           8,655
Chairman and Chief Executive Officer    1996         539,215       165,105         -0-           152,496          12,057
                                        1995         543,715       162,785         -0-             -0-            33,437
------------------------------------- --------- ------------- ------------- ------------------ ------------ ====================
Morgan J. Evans, President and          1997         435,301       133,563         -0-           84,240           19,532
Chief Operating Officer                 1996         409,451       102,259         -0-          107,856           19,890
                                        1995         382,901        98,724         -0-             -0-            29,679
------------------------------------- --------- ------------- ------------- ------------------ ------------ ====================
L. Scott Nelson,                        1997         320,206        98,751         -0-           61,632           15,665
Executive Vice President-Retail         1996         308,456        96,582         -0-           58,896           15,318
Lending Services                        1995         297,006        99,438         -0-             -0-            15,496
------------------------------------- --------- ------------- ------------- ------------------ ------------ ====================
J. Patrick McMurray,                    1997         278,917        85,944         -0-           61,632           15,344
Executive Vice President-Community      1996         266,117        79,816         -0-           42,336           20,251
Bank Services                           1995         251,417        68,665         -0-             -0-            13,654
------------------------------------- --------- ------------- ------------- ------------------ ------------ ====================
Brad D. Hardy,                          1997         219,450        74,379         -0-           61,632           12,817
Executive Vice President-               1996         204,250        77,554         -0-           31,680            7,501
Corporate Services, and General         1995          95,000        43,783         -0-           33,750            2,855
Counsel
------------------------------------- --------- ------------- ------------- ------------------ ------------ ====================
Scott C. Ulbrich,                       1997         219,450        74,679         -0-           61,632           12,513
Executive Vice President-               1996         204,260        72,103         -0-           31,680            9,642
Finance and Capital Markets, and        1995         190,010        69,765         -0-             -0-             7,884
Chief Financial Officer
------------------------------------- --------- ------------- ------------- ------------------ ------------ ====================

(1) Includes Director's Fees paid by the Company or its affiliates, if applicable.

(2) Bonuses are listed in the year earned and normally accrued, although such bonuses may be paid in the following year. Stock bonuses are valued at the market value on the date of receipt.

(3)  The Company has never issued SARs to Executive Officers.

(4) Amounts shown include premiums paid on insurance policies, contributions by the Company to the account of each of the named Executive Officers in the First Security Incentive Savings Plan, a 401(k) plan open to all full time employees of the Company, and contributions made by the Company to the deferred compensation accounts of these Executive Officers under a program open to all Executive Officers of the Company.


Company Contributions to Employee Savings Plan and Salary Deferral Agreements.

         Executive Officers, together with all full time employees of the Company, are permitted to participate in the Incentive Savings Plan, whereby a portion of an employee's compensation may be contributed on a pre-tax basis to a investment account in the employee's name, and that account can be invested at the direction of the employee into one of several investment funds, including a

First Security Stock Fund composed of the Company's common stock and other Company securities. The Company contributes an amount equal to 50% of the participating employee's contribution to the plan, up to a maximum of 3% of compensation. The employer contribution is separately invested for the employee's benefit in an Employee Stock Ownership Plan (ESOP) which is a part of the Incentive Savings Plan.

         Executive Officers also may enter into a compensation deferral agreement with the Company, separate and apart from the Incentive Savings Plan described above, whereby compensation otherwise receivable for service as an Executive Officer may be deferred and held in an account for the benefit of the Executive Officer. The Company will match 50% of the Executive Officer's annual deferred amount up to a maximum of 3% of total compensation, and will add this amount to the Executive Officer's deferral account (less any employer contribution to the Executive Officer's Incentive Savings Plan). The Executive Officer may choose whether this deferred compensation will be invested in "stock equivalency units" or earn interest at a predetermined rate. An Executive Officer selecting stock equivalency units will be credited with that number of stock equivalency units equal to the result of dividing the total amount of deferred compensation on the Quarterly Evaluation Date (last day of each quarter) by the market price of the Company's common stock on that date. Moreover, additions are made to the Executive Officer's account to represent the value of dividends that otherwise would be paid on the stock equivalency units if they were actual shares of stock. An Executive Officer electing to earn interest will have interest added quarterly on the Valuation Date (last day of the quarter) at a rate equal to the yield on ten (10) year treasury securities plus 1%. Treasury yields will be measured as the average monthly yield each December, March, June and September, as published by the Federal Reserve. Such rate shall be effective for the quarter commencing three months later. Executive Officers using this deferred compensation option may choose a lump sum distribution upon death, disability or retirement, or in quarterly or annual installments over a period of up to twenty (20) years. Amounts remaining in a deferral account during any term of periodic distributions will continue to be revalued quarterly. No switching between the stock equivalency units and the interest rate option will be permitted. All payouts to employees will be in cash. At December 31, 1997, the named Executive Officers had the following balances in their deferred income accounts: Mr. Eccles, $0.00; Mr. Evans, $00; Mr. Nelson, $00; Mr. McMurray, $00; Mr. Hardy, $00 and Mr. Ulbrich, $00.

Stock Options and Similar Awards To Management

           The following two tables provide information concerning the stock options and similar awards provided to the Executive Officers listed in Table 2 during 1997 (Table 3) and exercises of stock options and similar awards by these listed Executive Officers during 1997 (Table 4):

         All share numbers, and all other share numbers used in this Proxy statement, reflect the three-for-two stock split effected by means of a stock dividend of one new share for each two shares held as of February 12, 1998.

                                                       Table 3
                              Options Granted to Certain Executive Officers During 1997
================================================================================================================================
                                                  INDIVIDUAL GRANTS
------------------------------------------------------------------------------------------------================================
                                                   % of
                                                   Total
                                               Options/SARs                                                 Black-
                              Options/SARs      Granted to       Exercise                                   Scholes
                                Granted        All Employees    Base Price       Expiration              Method Grant
            Name                  (#)(1)      in Fiscal Year     ($/Sh) (2)         Date                Date Value(3)($)
--------------------------------------------------------------------------------------------------------------------------------
Spencer F. Eccles               106,704             7.2            14.38          01/27/07                  877,107
--------------------------------------------------------------------------------------------------------------------------------
Morgan J. Evans                  84,240             5.6            14.38          01/27/07                  692,453
--------------------------------------------------------------------------------------------------------------------------------
L. Scott Nelson                  61,632             4.1            14.38          01/27/07                  506,615
--------------------------------------------------------------------------------------------------------------------------------
J. Patrick McMurray              61,632             4.1            14.38          01/27/07                  506,615
--------------------------------------------------------------------------------------------------------------------------------
Brad D. Hardy                    61,632             4.1            14.38          01/27/07                  506,615
--------------------------------------------------------------------------------------------------------------------------------
Scott C. Ulbrich                 61,632             4.1            14.38          01/27/07                  506,615
================================================================================================================================

(1) The Company has never issued SARs to Executive Officers. Options granted in 1997 vest in four equal increments on January 15 of 1998, 1999, 2000 and 2001.

(2) The 1997 Options were awarded by the Compensation Committee on January 27, 1997. The exercise price is the "last sale" price quotation for the Company's common stock on the last business day prior to the date of grant.

(3) The Black-Scholes model assumes (a) stock volatility of 0.3727; (b) a risk-free interest rate of 6.56%; (c) a dividend yield of 3.4%; (d) a full 10-year term; and (e) no discount for the risk of forfeiture or restrictions on transferability.

                                     Table 4
           Options Exercised by Certain Executive Officers During 1997
                           and Year-End Options Values
================================================================================================================================
                                                                                                 VALUE OF UNEXERCISED
                                          UNEXERCISED SHARE OPTIONS                           IN-THE-MONEY SHARE OPTIONS
--------------------------------------------------------------------------------------------------------------------------------
                         Shares
                       Acquired on
        Name            Exercise      Value Realized     Exercised      Unexercisable       Exercisable        Unexercisable
--------------------------------------------------------------------------------------------------------------------------------
Spencer F. Eccles          160,607          2,548,426      1,739,780           362,448       ($)40,217,926        ($)6,175,660
--------------------------------------------------------------------------------------------------------------------------------
Morgan J. Evans             71,153            804,086        550,873           239,652          12,091,977           3,961,981
--------------------------------------------------------------------------------------------------------------------------------
L. Scott Nelson             88,846          1,201,094        524,284           167,148          11,799,047           2,800,327
--------------------------------------------------------------------------------------------------------------------------------
J. Patrick McMurray              0                  0        261,970           146,790           5,642,950           2,439,142
--------------------------------------------------------------------------------------------------------------------------------
Brad D. Hardy                    0                  0         41,670            85,392             788,247           1,211,924
--------------------------------------------------------------------------------------------------------------------------------
Scott C. Ulbrich            15,187            182,875        144,965           116,226           3,115,190           1,847,025
================================================================================================================================

         Stock options are awarded to key employees, including the named Executive Officers, upon recommendation of the Compensation Committee under the First Security Comprehensive Management Incentive Plan ("CMIP"). Under this plan, the Company may grant key employees bonus shares of common stock, stock options, stock appreciation rights, and other equity-based incentive awards. This plan is geared to creating a unity of interest between management and the Shareholders in looking toward maximizing the share price of the Company's common stock. The grant of options and bonus shares is also a key element of the Company's compensation policy for its senior managers. (See "Report of the Compensation Committee", below.)

         Under the CMIP, shares of "Restricted Stock" may be granted to employees of the Company and its subsidiaries, including the six (6) Executive Officers named in Table 2, above. Shares of Restricted Stock have been awarded to Executive Officers of the Company in the past under the CMIP and its predecessor plans. As of December 31, 1997, Messrs. Eccles, Evans, Nelson, McMurray, Hardy and Ulbrich held no shares of Restricted Stock.

Retirement Benefits

         The Company provides a Retirement Plan to its employees, including to Executive Officers, that is funded by the Company. The Company also maintains an ERISA Excess Plan which provides for payment to highly paid executive officers and their beneficiaries of that portion of otherwise payable benefits under the terms of the Retirement Plan that cannot be paid by the Retirement Plan because of benefit restrictions imposed on the Retirement Plan by Section 415 of the Internal Revenue Code. Executive Officers also have benefits available under a Supplemental Executive Retirement Plan that provides for the payment of a competitive level of retirement income to certain key managers in order to attract, retain and motivate qualified executive officers.

         Table 5, below, illustrates the estimated annual retirement benefits payable to the Executive Officers listed in Table 2, above, under all applicable retirement plans based on various assumptions of final compensation levels and service years upon which retirement benefits are based:

                                     Table 5
                               Pension Plan Table
====================================== ================== =================== ==============================================
       Final Average Earnings             15 Years of        20 Years of               24 or More Years of Service
                                            Service            Service
====================================== ================== =================== ==============================================
             $ 150,000                     $ 56,250           $ 75,000                          $ 90,000
               200,000                       75,000            100,000                           120,000
               225,000                       84,375            112,500                           135,000
               250,000                       93,750            125,000                           150,000
               300,000                      112,500            150,000                           180,000
               400,000                      150,000            200,000                           240,000
               450,000                      168,750            225,000                           270,000
               500,000                      187,500            250,000                           300,000
               600,000                      225,000            300,000                           360,000
               750,000                      281,250            375,000                           450,000
====================================== ================== =================== ==============================================

         The estimated retirement benefits shown in Table 5 are subject to reduction for Social Security payments received by the retiree and income from accumulated employer contributions to the Incentive Savings Plan. These benefits are computed on a joint survivor annuity basis.

         Compensation to Executive Officers for 1997 included in the earnings base for the purpose of calculating total retirement benefits as shown in Table 5 is equal to the three year final average salary including bonus. If they remain employed until they reach the age of 65, the years of credited service for the five named Executive Officers in Table 2 will be as follows: 38 years for Mr. Eccles, 39 years for Mr. Evans, 34 years for Mr. Nelson, 42 years for Mr. McMurray, 23 years for Mr. Hardy, and 35 years for Mr. Ulbrich.

Compensation Committee Report on Executive Compensation

         The Compensation Committee of the Board of Directors currently consists of four non-employee Directors. The Committee meets one or more times annually to review and determine matters pertaining to the compensation of the Executive Officers of the Company who are members of the Company's Management Committee, including the six named officers in Table 2, above. The Committee met on December 16, 1997 and January 26, 1998 to discuss and adopt resolutions affecting base salary and both short-term and long-term incentive compensation for these Executive Officers.

          To the Shareholders of First Security Corporation:

                  The  Compensation  Committee  annually reviews the elements of compensation for the Executive Officers of the Company who are members of the Company's Management Committee, and sets the level of compensation for these Executive Officers. The Committee is provided with detailed information and proposals from independent compensation consultants as well as from internal compensation specialists. The Committee's decisions are made within the context of a uniform structure and set of compensation principles which apply to all of the Company's executives, including the Executive Officers subject to the Committee's review.

                  Chief among these principles is that First Security will provide total compensation opportunities that are competitive with those provided by comparable financial institutions and commensurate with First Security's overall performance. The three main elements of the compensation package are base salary, short-term (annual) incentives, and long-term incentives. Total compensation for Executive Officers can be described as consisting of an average or below-average base salary, an average annual cash incentive opportunity based on performance, and an above-average long-term equity-based incentive opportunity tied to increases in Shareholder value. The Committee believes that this compensation mix is in the best interests of the Shareholders and supports the business and financial objectives of the Company.

         BASE SALARY. Executive Officer base salaries at First Security are managed using a structured approach. Each year, the Company participates in formal third-party compensation surveys that provide compensation statistics from over 100 financial institutions, both independent and affiliated, nationwide. Salary data from these surveys are carefully matched by position and adjusted for institutional size, or other appropriate scope measurement, to provide a reliable measure of median executive officer salaries for comparable positions at comparable financial institutions. These market median salaries are used to establish salary ranges within which the Company's Executive Officers' base salaries may be periodically increased based on considerations of performance, experience, and internal equity. (Participants in the two market surveys relied upon most heavily by the Company typically include all, or nearly all, of the companies represented in the KBW index that is used in the cumulative stock performance comparison shown in Table 7, below.)

                  The base salary for each Executive Officer is allowed to vary only within a 23% range determined by the appropriate market median salary for his/her position. One of the Company's key salary administration policies is that the market median represents the maximum base salary that any Executive Officer can be paid. The Committee believes it is necessary to maintain salaries within the designated ranges through periods of both strong and weak corporate performance if the Company is to attract and retain top quality executives. In times of excellent corporate performance, Executive Officers may receive substantial supplemental rewards through the short-term and long-term incentives.

                  Chief Executive Officer Salary Action. In the January 27, 1998 meeting, the Committee approved an increase in Mr. Eccles' base salary of 9.1%, to become effective April 1, 1998. The Committee considered the general financial performance of the Company and the ongoing success of the Project VISION initiatives in determining this increase. Mr. Eccles new salary is well below the appropriate market median as determined by internal compensation specialists.

                  Other  Named  Executive  Officers.  The other  five  Executive
                  Officers named in Table 2 received increases averaging 5.5%, also effective April 1, 1998. These increases were based on an examination of incumbents' current salaries relative to their salary-range midpoints and our judgment of these Executive Officers' contributions and worth to the Company.

         SHORT-TERM INCENTIVES. All the named Executive Officers participate in the Management Annual Cash Incentive Bonus Plan (MACIBP), which pays the named Executive Officers for the achievement pre-set corporate goals. In 1997, these corporate objectives comprised growth in the Company's net income and performance relative to a peer group for the Company's return on average assets (ROAA) and total shareholder return
         (TSR).

                  After review and discussion on the merits of the existing plan, the Committee has approved the continuation of MACIBP in 1998, with the following changes.

                  Growth in earnings per share (EPS) replaces total shareholder return (TSR). After reviewing a year's experience with TSR, the Committee is not convinced that any method of calculating TSR provides a reliable and incentive-worthy performance indicator. Additionally, the accurate measurement and tracking of TSR relative to a broad peer group is difficult and administratively burdensome. The Committee believes that using EPS, relative to the peer group, will capture the Executive Officers' greatest controllable influence on Shareholder return while providing a more stable, easily monitored measurement.

                  A broader peer group will be used for the relative measurements, ROAA and EPS. The Committee believes that an improved measurement of relative performance will attained by including a greater number of large banking companies in the peer group. Consequently, the companies in the KBW index, which are already utilized in the cumulative stock performance comparison (Table 7, below) and which collectively provide much of the market data used for compensation comparisons, will now be used as the peer group for the MACIBP relative performance measurements. Threshold and Target performance goals for 1998 have been established as the 40th and 60th percentiles, respectively, of the peer group result.

                  As in recent years, Target performance for net income will represent full achievement of the annual business plan, Threshold performance is set at 90% of target. Except with specific approval by the Compensation Committee, no bonus will be paid in any category for performance which is below threshold.

                  Chief Executive Officer Bonus. Mr. Eccles is eligible to receive a bonus of up to 75% of his salary-range midpoint for outstanding performance under the MACIBP. Mr. Eccles' bonus is based entirely on the Company's results in the 1997 corporate performance categories outlined above. In 1997 the Company's performance for both net income and ROAA fell between the threshold and target objectives established by this Committee, while the result for TSR was above the target objective but less than the maximum.

                  Accordingly, Mr. Eccles' earned a 1997 bonus equal to 47.1% of his maximum bonus opportunity, the bonus amount begin entirely determined by the relationship of the performance results to the performance targets as stipulated by the terms of the MACIBP.

                  Other Named Executive Officers. The other named Executive Officers were eligible in 1997 to earn bonuses of up to 65% of their salary-range midpoints for outstanding performance under MACIBP, with the bonus amounts being entirely determined by the Company's results in the 1997 corporate performance categories outlined above. These five named Executive Officers earned bonuses equal to 47.5% of their maximum bonus opportunities.

         LONG-TERM INCENTIVES. On January 26,1998 the Committee awarded Non-Statutory Stock Options (NSO's) as the only long-term incentive award for Executive Officers. The Company has made these awards to a group comprising all Executive Officers and up to 85 other key executives every year since 1987, with the exception of 1995. The Committee determines the number of NSO's to be granted to this group under the terms of the Comprehensive Management Incentive Plan (CMIP). The size of these awards is determined by: 1) using information obtained from compensation surveys of comparable financial institutions to assign relative award levels between the different grades, or groups; 2) obtaining an approximate value for each option share awarded using the Black-Scholes model; and 3) adjusting the total number of options awarded until the total direct compensation (salary, bonus, and options) of this entire group approaches the 60th percentile of the appropriate market comparison group.

         Broad-Based Awards. In both 1996 and 1997 the Committee has granted small NSO awards, consisting of 512 option-shares, to an additional group of key employees as identified by Management. In 1996 this group comprised about 75 additional employees; in 1997, there were about 300 recipients. For 1998, these awards have been extended to approximately 650 employees. We remain convinced that it is in the Company's best interest to expand the influence of equity-based compensation to valued contributors in management, sales and staff positions. We fully expect returns in the form of team building, motivation, and retention to far outweigh the cost of these awards.

                  Repricing of Options. The Company has never repriced options. The Compensation Committee has no such intention at this time.

                               /s/ Thomas D. Dee II, Chair
                               /s/ Rodney H. Brady
                               /s/ James Wilson
                               /s/ G. Frank Joklik

Compensation Committee Interlocks and Insider Participation

         Messrs. Wilson and Brady, members of the Company's Board of Directors' Compensation Committee, through companies with whom each of these Directors is affiliated, had borrowing and other credit transactions with one or more of the Company's subsidiary banks during 1997. The terms of each of these transactions is believed by the Company to have been done in the ordinary course of the subsidiary bank's lending business, and on the same or substantially similar terms to other similar loan or credit transactions with unrelated persons. Specifically, Mr. Brady (or his affiliates) had credit extensions and/or credit commitments during 1997 of approximately $45,000,000; Mr. J. Wilson (or his affiliates) had credit extensions and/or credit commitments during 1997 of approximately $15,000,000.

CERTAIN TRANSACTIONS BY AND WITH MANAGEMENT AND OTHERS

Directors' and Officers' Liability Insurance

         The Company has purchased directors' and officers' liability insurance, including corporate reimbursement, on behalf of the Directors and Officers of the Company, as well as the officers' and directors of the Company's subsidiaries. The policy was effective on September 30, 1997 and expires on September 30, 1998, was purchased from Executive Risk Indemnity Company, Inc. Management believes the premium expense for this policy to be worth the protection afforded to its officers and directors.

         This policy will indemnify, Officers and Directors of the Company in connection with claims made against them by third parties, including certain claims by Shareholders'.

Credit Extensions

         Most of the Directors and Executive Officers of the Company, members of their immediate families, and corporations and other organizations of which they are affiliates, are borrowers from one or more of the Company's subsidiary banks. During 1997, these persons, firms and corporations have had loan transactions with one or more of these banks, all of which were done in the ordinary course of business and were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectability or present other unfavorable features to the Company. Specifically, Messrs. Caughlin, Evans, Hardy, Howell, Matthews, McMurray, Peterson, Reeves, Ulbrich and D. Wilson (or their affiliates) had credit extensions and/or credit commitments during 1997 in excess of $60,000 but less than $500,000; Messrs. Garff, Kastler, Maloof and Watson (or their affiliates) had credit extensions and/or credit commitments during 1997 of $500,000 or more but not in excess of $10,000,000; Messrs. Harris, J. Wilson and Parker (or their affiliates) had credit extensions and/or credit commitments during 1997 of $10,000,000 or more but less than $20,000,000; Messrs. Brady, Heiner, and Smith (or their affiliates) had credit extensions and/or credit commitments during 1997 of $20,000,000 or more but less than $50,000,000; and Mrs. Huntsman, Mr. Beardall, Mr. Eccles, Mr. Steele and Mr. Garff (or their affiliates) had credit extensions and/or credit commitments during 1997 of $50,000,000 or more but less than $100,000,000. None of these outstanding loans or credit commitments are in default, and all are current in all respects as of the date of this Proxy Statement. The Company's subsidiary banks expect to continue to have such transactions on similar terms with Directors and Executive Officers and their affiliates in the future.

Compliance with Section 16 Reporting Obligations

         The Directors and Executive Officers of the Company are required under the Securities Exchange Act of 1934 to file reports with the Securities and Exchange Commission evidencing their ownership of, and their current transactions in, the Company's equity securities. This is a personal obligation of the Executive Officers and Directors. Based on information provided to the Company by its Directors and Executive Officers, it appears that all Directors and Executive Officers have timely filed these reports during 1997.

Employment Agreements

             Messrs. Caughlin,  Eccles, Evans, Hardy, Howell,  McMurray,  Nelson
and Ulbrich have entered into agreements with the Company providing for the terms of their compensation and providing that in the event of a "change of control" of the Company, or the Executive Officer's employer, if different, if the Executive Officer is terminated without cause; or if the Executive Officer's duties are significantly changed, he is entitled to special severance compensation. Such agreements are for three (3) year initial terms with automatic renewals for additional three (3) year terms. These agreements also deal with any other termination of the employment of these officers with the Company, other than retirement. Payments received by these officers under these agreements will be offset by certain other payments to be received by these Executive Officers through other plans maintained by the Company. The complete text of these agreements is on file with the Securities and Exchange Commission.

             A Severance Pay Plan is available to Executive Officers who do not have an employment contract providing benefits for certain involuntary terminations of employment. In case of certain involuntary terminations of employment, the basic benefit payable under this Plan is one week of pay for each year of service, up to a maximum of twenty-six weeks of then-current salary. In the event of a change of control of the Company (as defined in the Plan), the Board has authority to activate a provision to provide for those covered employees who have five or more years of service a benefit equal to two times the regular benefit under the Plan; additionally, certain classes of senior officers may receive an additional one month of compensation for each full $10,000 of compensation for a maximum severance payment of twenty-four months. This Plan is unfunded, and benefits will be paid out of general corporate funds.

Other Transactions

             During 1997, the Company paid approximately $2.4 million in legal fees to Ray Quinney & Nebeker, a law firm of which Mr. Alonzo Watson, Assistant Secretary of the Company, is a shareholder and director.

PRINCIPAL SHAREHOLDERS

             The following Table 6 provides information with respect to any person known to the Company to be the beneficial owner (within the meaning of applicable governmental regulations) of five percent (5%) or more of any class of the Company's voting securities as of the Record Date:

             All share numbers, and all other share numbers used in this Proxy statement, reflect the three-for-two stock split effected by means of a stock dividend of one new share for each two shares held as of February 12, 1998.

                                                         Table 6
                                         Principal Shareholders of the Company

======================================= ============= ========================================================== =============
                                          Title of                      Amount and Nature of                       Percent
           Name and Address                Class                        Beneficial Ownership                       of Class
======================================= ============= ========================================================== =============
First Security Bank, N.A.
Trust Group                                Common     7,779,208 shares,(1) as Trustee of separate trust accounts     10.28%
79 South Main Street                       Stock
Salt Lake City, UT  84111
==============================================================================================================================
(1)  Of the 7,779,208 shares which the Trust Group of First Security Bank of Utah, N.A. holds in various fiduciary capacities, it has  voting  power  over  7,029,667  shares  (9.29% of  the  total  outstanding shares)  and  no  power  to  vote the remaining 749,541 shares.
==============================================================================================================================

COMPARATIVE PERFORMANCE OF THE COMPANY'S COMMON STOCK

             Set out in Table 7, below, is a five year comparison and graphic display of the relative performance of $100 invested on January 1, 1992 in the Company's Common Stock and the same amount invested on the same day in the NASDAQ Broad Market Index and in the KBW 50 Index, respectively:

                                                         Table 7
                                    Comparison of Five-Year Cumulative Total Return(1)
                            Among First Security Corporation, the NASDAQ Broad Market Index
                                                 And the KBW 50 Index(2)
====================================== ============ =============== =============== =========== ============= ============
                           INDEX          1992           1993            1994          1995         1996          1997
====================================== ============ =============== =============== =========== ============= ============
First Security Corporation                 100          144.00          131.95        229.07       318.32
NASDAQ Broad Mkt. Index                    100          134.32          130.28        182.96       224.06
KBW 50 Index                               100          134.48          127.62        204.40       289.14

(1)  Total Return Assumes Quarterly Reinvestment of Dividends.
(2) The KBW 50 Index is published by Keefe, Bruyette & Woods, Inc., an investment banking firm specializing in the bank and thrift industry. This index is weighted according to market capitalization and is made up of 50 of the nation's most important banking companies, including all money center and most major regional banks, and is meant to be representative of the price performance of the nation's large banks. Dividends are assumed to be reinvested quarterly. First Security Corporation is included in the KBW 50.

                5-YEAR CUMULATIVE MARKET INDEX COMPARATIVE GRAPH

                                (omitted graph)

PROPOSALS FOR SHAREHOLDER ACTION

Item No. 1: Election of Directors

      The Nominating Committee of the Board has nominated the Directors standing for election. Nominations for election as a Director also will be accepted from any Shareholder at the 1998 Annual Meeting. While no formal procedure exists with respect to nominations for Director outside of the Annual Meeting other than through the function of the Nominating Committee, Shareholders are free to write to the Nominating Committee, c/o Brad D. Hardy, Secretary, First Security Corporation, 79 South Main Street, Salt Lake City, Utah 84111 with any suggestions concerning nominations to the Board of Directors.

      The twenty (20) persons named in Table 8, below, have been nominated as Directors by the Board's Nominating Committee for election at the 1998 Annual Meeting, to serve until the next Annual Meeting or until their successors are elected and qualified. The Bylaws of the Company provide for a Board of Directors of 20 members, subject to amendment of such provision by the Directors.

      All duly signed and delivered proxies will be voted FOR the election of ALL of the nominees listed below in the absence of contrary direction. The Directors know of no reason why any nominee listed below may be unable to serve as a Director. If any nominee is unable to serve, the shares present at the 1998 Annual Meeting through proxies will be voted FOR the election of such other person(s) as the Board of Directors may nominate at the Annual Meeting, or the current Directors may conclude to reduce the number of Directors to be elected.

      If all twenty (20) nominees, listed below, are elected at the 1998 Annual Meeting, the composition of the new Board will be sixteen (16) Directors whose principal occupation or employment is and has been outside of First Security Corporation, two (2) Directors who are retired First Security Executive
Officers, and two (2) Directors who are currently Executive Officers of the Company.

      All of the nominees, except Dr. Machen and Dr. Papin-Daniel, were elected to their present term of office by a vote of the Shareholders at the 1998 Annual Meeting. Mr. Wilson was elected by the Board of Directors in July 1996.

      There is set forth below a Table 8 as to each of the twenty (20) nominees of the Nominating Committee for election as a Director of the Company, his/her age, the year he/she first became a Director of the Company, his/her principal occupation, his/her business experience during the past five years, other material officerships or directorships in other companies held at this time, and beneficial stock ownership in the Company as of December 31, 1997. Directors serving on the Executive(*), Audit(+), Compensation(#), or Nominating (@) Committees of the Board of Directors are also so identified:

                                     Table 8
                              NOMINEES FOR DIRECTOR

      All share numbers, and all other share numbers used in this Proxy statement, reflect the three-for-two stock split effected by means of a stock dividend of one new share for each two shares held as of February 12, 1998.

JAMES C. BEARDALL, 58, has been a Director of the Company since 1989 and is Chairman of the Board's Audit Committee. He is Chairman, President and Chief Executive Officer of Anderson Lumber Company, and also serves as Chair of the Audit Committee of the Salt Lake Olympics Organizing Committee. At year-end 1997, Mr. Beardall was the beneficial owner of 2850 shares of the Company's Common Stock, including 6,750 option shares exercisable within 60 days, but not yet exercised, and 33,000 stock equivalency units held in his deferred compensation account.

RODNEY H. BRADY, 65, has been a Director of the Company since 1985. He is President and Chief Executive Officer of Deseret Management Corporation (private holding company for several different businesses). Mr. Brady is also a Director of Bergen Brunswig Corporation (pharmaceuticals), Deseret Mutual Benefit Association (employee benefit insurance) and Management Training Corporation (operator of training centers). At year-end 1997, he beneficially owned 46,300 shares of the Company's Common Stock, including 6,700 option shares exercisable within 60 days, but not yet exercised, and 39,339 stock equivalency units held in his deferred compensation account.

JAMES E. BRUCE, 77, has been a Director of the Company since 1983. He is a retired Chairman and Chief Executive Officer of Idaho Power Company. At year-end 1997, Mr. Bruce beneficially owned 23,062 shares of the Company's Common Stock, including 3,375 option shares exercisable within 60 days, but not yet exercised, and no stock equivalency units held in his deferred compensation account.

THOMAS D. DEE II, 77, has been a Director of the Company since 1976, and is Chairman of the Board's Compensation Committee. He is President of The Dee Company (investments). At year-end 1997, Mr. Dee beneficially owned 103,250 shares of the Company's Common Stock, including no option shares exercisable within 60 days, but not yet exercised(1), and no stock equivalency units held in his deferred compensation account.

SPENCER F. ECCLES, 63, has been a Director of the Company since 1967. He is Chairman and Chief Executive Officer of the Company and Chairman of the Executive Committee and of the Management Committee. Mr. Eccles also serves as a Director of ZCMI (department store chains), Anderson Lumber Company, and Union Pacific Corporation (railroad and operations); and at year-end 1997, he was the beneficial owner of _________ shares of the Company's Common Stock(2,3), including 844,617 option shares exercisable within 60 days but not yet exercised and 28675 shares held in his account in the Company's Incentive Savings Plan, and 63 shares of the Company's Preferred Stock, and ______ stock equivalency units held in his deferred compensation account.

MORGAN J. EVANS, 60, has been a director since 1991. He is President and Chief Operating Officer of the Company and is a member of the Company's Management Committee. Mr. Evans also serves as a Director of First Security Bank, N.A. At year-end 1997, Mr. Evans was the beneficial owner of 309,028 shares of the Company's Common Stock, including 276,457 option shares exercisable within 60 days, but not yet exercised, and 8,009 shares held in his account in the Company's Incentive Savings Plan, and ______ stock equivalency units held in his deferred compensation account.

DR. DAVID P. GARDNER, 64, has been a Director of the Company since 1976. He is a former President of the University of California System, and is presently President of the William and Flora Hewlett Foundation and Chairman and Chief Executive Officer of the George S. and Delores Dore Eccles Foundation (philanthropy). Dr. Gardner is also a Director of Fluor Corporation (construction) and of John Alden Financial Corporation. At year-end 1997, Dr. Gardner beneficially owned 3,288 shares of the Company's Common Stock, which number includes 1,500 shares held in a trust established by his deceased spouse as to which Dr. Gardner acts as trustee, and which number includes 6,750 option shares exercisable within 60 days, but not yet exercised(1,3), and 5,034 stock equivalency units held in his deferred compensation account.

ROBERT H. GARFF, 53, has been a Director of the Company since 1996. He is Chief Executive Officer of Garff Enterprises, Inc. (management of a number of automobile dealerships and other enterprises). At year-end 1997, Mr. Garff beneficially owned 2,512 shares of the Company's Common Stock, including 6,750 option shares exercisable within 60 days, but not yet exercised, and 6,445 stock equivalency units held in his deferred compensation account.

JAY DEE HARRIS, 80, has been a Director of the Company since 1975. He is the President and a Director of Harris Truck and Equipment, Inc.(construction equipment). At year-end 1997, Mr. Harris beneficially owned 2,625 shares of the Company's Common Stock, including 6,750 option shares exercisable within 60 days, but not yet exercised, and 12,723 stock equivalency units held in his deferred compensation account.

ROBERT T. HEINER, 73, has been a Director of the Company since 1981. He is a retired President and Chief Administrative Officer of the Company. Mr. Heiner is a Director of Management Training Corporation (operator of training centers). At year-end 1997, Mr. Heiner was the beneficial owner of 39,000 shares of the Company's Common Stock, including 6,750 option shares exercisable within 60 days, but not yet exercised, and 22,627 stock equivalency units held in his deferred compensation account.

KAREN H. HUNTSMAN, 60, has been a Director of the Company since 1992. She is a Director and Executive Officer of Huntsman Chemical Corporation (private diversified chemical company). At year-end 1997, Mrs. Huntsman beneficially owned 6,500 shares of the Company's Common Stock, including 6,750 option shares exercisable within 60 days, but not yet exercised, and no stock equivalency units held in his deferred compensation account.

G. FRANK JOKLIK, 70, has been a Director of the Company since 1981. Mr. Joklik is President and Chief Executive Officer of MK Gold Company (gold exploration and development). He retired as President and Chief Executive Officer of Kennecott Corporation (mining) in 1994. Mr. Joklik is also a director of Cleveland Cliffs, Inc., a company engaged in mining and related businesses, and Chairman of the Board of the Salt Lake Olympic Organizing Committee. At year-end 1997, Mr. Joklik beneficially owned 6,750 shares of the Company's Common Stock, including 1,500 option shares exercisable within 60 days, but not yet exercised, and no stock equivalency units held in his deferred compensation account.

B.Z. KASTLER, 77, has been a Director of the Company since 1979. Mr. Kastler is a retired Chairman, Chief Executive Officer and Director of Questar Corporation (integrated oil and gas company). He is a Director of Bonneville International Corporation (broadcasting). At year-end 1997, Mr. Kastler beneficially owned no shares of the Company's Common Stock, including no option shares exercisable within 60 days, but not yet exercised, and no stock equivalency units held in his deferred compensation account.

JOSEPH G. MALOOF, 42, has been a Director of the Company since 1996. Mr. Maloof is President and Chief Executive Officer of the Maloof Companies of Albuquerque, New Mexico (diversified investments-entertainment). At year-end 1997, Mr. Maloof beneficially owned 3,377,180 shares of the Company's Common Stock, including 6,750 option shares exercisable within 60 days, but not yet exercised, and no stock equivalency units held in his deferred compensation account.

DR. BERNARD D. MACHEN,




MICHELE PAPEN-DANIEL, PH.D,



SCOTT S. PARKER, 63, has been a Director of the Company since 1985. He is President of Intermountain Health Care, Inc. (integrated health care provider). At year-end 1997, Mr. Parker beneficially owned 2,680 shares of the Company's Common Stock, including 6,750 option shares exercisable within 60 days, but not yet exercised, and 40,647 stock equivalency units held in his deferred compensation account.

JAMES L  SORENSON,  74, has been a Director of the  Company  since  1980.  He is
Chairman and Chief Executive Officer of Sorenson Development, Inc. (holding company and investments). At year-end 1997, Mr. Sorenson Beneficially owned _____ shares of the Company's Common Stock, consisting of no option shares exercisable with 60 days , but not yet exercised, and no stock equivalency units held in his deferred compensation account.

HAROLD J. STEELE, 84, has been a Director of the Company since 1959. He is a retired President of First Security Bank of Utah, and is a Director of Anderson Lumber Company. Mr. Steele is married to a cousin of Spencer F. Eccles. At year-end 1997, Mr. Steele beneficially owned 165,874 shares of the Company's Common Stock, including 6,750 option shares exercisable within 60 days, but not yet exercised(5), and no stock equivalency units held in his deferred compensation account.
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

JAMES R. WILSON, 57 has been a Director of the Company since 1996. He is Chairman, President and Chief Executive Officer and a Director of Thiokol Corporation (aerospace and industrial manufacturing), having been elected President, CEO and a Director in 1993 and Chairman in 1995. Previously he was Executive Vice President of Thiokol. In addition to the Company, Mr. Wilson is also a director of Cooper Industries Inc. (industrial manufacturing), The B.F. Goodrich Company (aerospace and chemicals) and Howmet International Inc. (aerospace and industrial). At year-end 1997, Mr. Wilson beneficially owned_______ shares of the Company's Common Stock, including no option shares exercisable within 60 days, but not yet exercised, and 2,335 stock equivalency units held in his deferred compensation account.

(1)  A daughter of Dr. Gardner is married to a son of Mr. Dee.

(2) Includes _______ shares of Common Stock as to which Mr. Eccles has power of attorney or is trustee for living and/or deceased family members and has shared voting and investment powers; but does not include 91,125 shares of the Company's Common Stock owned by the Marriner S. Eccles Charitable Trust, as to which Mr. Eccles serves as a Director and disclaims beneficial ownership, does not include 250,324 shares of the Company's Common Stock owned by the Emma Eccles Jones Foundation, as to which Mr. Eccles serves as a Trustee and disclaims beneficial ownership, and does not include 222,000 shares of the Company's Common Stock owned by the Nora Eccles Treadwell Foundation, as to which Mr. Eccles serves as a Director and disclaims beneficial ownership.

(3) Does not include _________ shares of the Company's Common Stock held of record by the George S. and Dolores Dore Eccles Foundation as to which Messrs. Eccles and Gardner serve as Directors and disclaim beneficial ownership.

(4) Includes 144,145 shares of Common Stock owned by Mr. Steele's spouse for which Mr. Steele has voting power, but does not include 91,125 shares of Common Stock of the Company held of record by the Marriner S. Eccles Charitable Trust, of which Mr. Steele is a Director, and as to which shares Mr. Steele disclaims beneficial ownership.

Item No. 2:  Proposed Increase in Number of Authorized Shares of Common Stock

      Article IV of the Corporation's Certificate of Incorporation currently authorizes the issuance of 300,000,000 shares of Common Stock with a par value of $1.25 per share, of which there were ##, ###, ### shares issued and outstanding as of the Record Date. It is proposed that the authorized Common Stock be increased to 600,000,000 shares, with a par value of $1.25 each. The Certificate of Incorporation also authorizes the issuance of 400,000 shares of Preferred Stock, ________ of which have been designated as Series A Preferred Stock. There are ______ shares of Series A Preferred Stock currently issued and outstanding.

      In addition to the ____________ Common shares issued and outstanding at the record date, ______________ shares are reserved for use under the CMIP plan, conversions of preferred stock, issuances under the Dividend Reinvestment Plan or the Employee Stock Purchase Plan, or issuance pursuant to existing agreements for the acquisition of certain designated companies or in other publicly announced transactions.

      The Corporation has had two recent three-for two stock splits (1996 and 1997) which have used a significant number of authorized and unissued shares. Additionally, the Corporation is continuing its acquisition strategy and has completed ------ transactions during the period 1990-1997, in which ------ shares of the Corporation's Common Stock have been issued. The Corporation has no present plans, agreements or understandings to issue any of the proposed new authorized Common Stock except as described elsewhere in this Proxy Statement.

      The Board of Directors has unanimously approved an amendment to Article IV of the Corporation's Certificate of Incorporation to increase the total authorized Common Stock of First Security Corporation to 600,000,000 shares. There would be no change in the authorized preferred stock. All such shares not heretofore issued and outstanding would be issuable at any time or from time to time by action of the Board of Directors without further authorization from the shareholders unless required pursuant to applicable law or the rules of the National Association of Securities Dealers (NASDAQ) National Market System. Each holder of a share of Common Stock would continue to be entitled to one vote in respect of each share. As in the past, no holder of Common Stock has preemptive rights.

      The Directors believe it is desirable to increase the number authorized shares of Common Stock. This action will provide the Corporation with flexibility in the future by assuring that there will be sufficient authorized but unissued Common Stock available for possible stock splits, stock dividends, acquisitions, financing requirements, and other corporate purposes without the necessity of further shareholder action at any special or annual meeting.

      The Directors do not presently intend to secure any further approval from the shareholders prior to authorizing or issuing such Common Stock, except for such approval as required by the NASDAQ National Market System or other applicable rules or laws.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE ADOPTION OF THE AMENDMENT TO ARTICLE IV OF THE CERTIFICATE OF INCORPORATION APPROVING THE INCREASE IN THE AUTHORIZED COMMON SHARES OF THE CORPORATION.

OTHER BUSINESS

      Management does not know of any other business to be presented at the Meeting. However, if any other business is presented, it is the intention of the Proxies to vote according to their best judgment with respect to such other business.

      The Company's Annual Report to Shareholders is being sent to you together with this Proxy Statement. This report includes the Company's financial statement and the schedules thereto. Any questions regarding the Annual Report, including a request for the copy that may not have arrived with this Proxy Statement, may be directed to Leslie R. Nelson, Senior Vice President, First Security Service Company, P.O. Box 30006, Salt Lake City, Utah 84130, 801/246-5044.

DEADLINE FOR SHAREHOLDER PROPOSALS

      If any Shareholder wishes to present a proposal for action at the 1999 Annual Meeting of the Shareholders, the Shareholder must comply with applicable Securities and Exchanges Commission Regulations, including adequate notice to the Company. Any proposal must be submitted in writing by Certified Mail - Return Receipt Requested, to First Security Corporation, Attention: Secretary, 79 South Main Street, Salt Lake City, Utah 84111, on or before December 31, 1998.

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